Exhibit 99.1

Worldwide Energy and Manufacturing USA Announces Preliminary First Quarter 2010 Revenue Guidance

■	First Quarter Revenue: Approximately $30 Million, Up 190% Over the Same Period Last Year

■	First Quarter Net Income Expected to Exceed First Quarter Net Income for the Same Period Last Year

SOUTH SAN FRANCISCO, Calif. and SHANGHAI, CHINA -- (MARKET WIRE) – May 11, 2010 -- Worldwide Energy and Manufacturing USA, Inc. (OTC BB: WEMU), a U.S.-based solar module technology and China manufacturing company specializing in products for customers in the industries of solar energy, aerospace, wireless telecommunications, medical equipment and automotive industries, today announced preliminary financial guidance for the first quarter ended March 31, 2010.

The Company announced today that expected revenue for the first quarter ended March 31, 2010 is approximately $30 million, an increase of 190% over the same period last year.  Net income is conservatively expected to exceed first quarter income for the same period last year.

Jimmy Wang, chief executive officer, stated:  “We are extremely pleased with our first quarter results.  We are strongly positioned for extraordinary growth in our solar division this year.   I look forward to sharing our full financial results in the very near future.”

About Worldwide Energy and Manufacturing USA, Inc.

Worldwide Energy and Manufacturing USA, Inc. (http://www.wwmusa.com), headquartered in South San Francisco, California, is a 16-year-old engineering-oriented firm specializing in photovoltaic (PV) panel, mechanical, electronics and fiber optic products manufacturing. The company's worldwide customer base includes the industries of solar energy, wireless telecommunications, aerospace, automobiles and medical equipment. Subsidiaries include Shanghai Intech Electro Mechanical Products Co. Ltd., Shanghai Intech Electronics Manufacturing Co. Ltd. and Shanghai Intech Precision Mechanical Products Manufacturing Co. Ltd., located in Shanghai, China.

Forward-looking statements:

The above news release contains forward-looking statements. The statements contained in this document that are not statements of historical fact, including but not limited to, statements identified by the use of terms such as "anticipate," "appear," "believe," "could," "estimate," "expect," "hope," "indicate," "intend," "likely," "may," "might," "plan," "potential," "project," "seek," "should," "will," "would," and other variations or negative expressions of these terms, including statements related to expected market trends and the Company's performance, are all "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. These statements are based on assumptions that management believes are reasonable based on currently available information, and include statements regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performances, and are subject to a wide range of external factors, uncertainties, business risks, and other risks identified in filings made by the company with the Securities and Exchange Commission. Actual results may differ materially from those indicated by such forward-looking statements. The Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions or circumstances upon which any statement is based.

Contact:
At the company:
Worldwide Energy and Manufacturing USA, Inc.
Jeff Watson 650-794-9888
jimmyw@wwmusa.com
http://www.wwmusa.com

Investor relations:

Dave Gentry
RedChip Companies, Inc.
Office: (407) 644-4256, Ext. 104
Cell: (407) 491-4498
info@redchip.com
http://www.redchip.com